EXHIBIT 23.1

Lopez, Blevins, Bork & Associates, LLP

Certified Public Accountants

Three Riverway, Suite 1400, Houston, Texas 77056

713-877-9944 Fax: 713-627-7645 – E-mail: carlos@lbbcpa.com

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated August 25, 2004 on the financial statements of S.E. Asia Trading Company, Inc. as of May 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the period from January 28, 2004 (Inception) through May 31, 2004, and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

“Lopez, Blevins, Bork & Associates, LLP”

Lopez, Blevins, Bork & Associates, LLP

Houston, Texas

December 2, 2004